          NEWS RELEASE                            CALIBER [LOGO]


CONTACT: R. M. ADAMOV                                 Caliber System, Inc.
         CALIBER SYSTEM, INC.                         3560 West Market Street
         (330) 665-8894                               P.O. Box 5459
                                                      Akron, OH  44334-0459
                                                      (330) 665-5646
                                                      http://www.calibersys.com

                                                      FOR IMMEDIATE RELEASE

CALIBER SYSTEM ANNOUNCES THIRD QUARTER RESULTS

         AKRON, OHIO, SEPTEMBER 23, 1996 - Caliber System, Inc. (NYSE: CBB) reported revenue today of $627.2 million for the third quarter ended September 7, 1996 (See Note), a 13.5% increase over third quarter 1995 revenue of $552.7 million. Loss from continuing operations for the third quarter of 1996 amounted to $2.0 million, or ($.05) per share compared to income of $22.2 million, or $.56 per share in 1995.

         For the first three quarters ended September 7, 1996, revenue was $1.83 billion an increase of 10.8% from $1.65 billion for the same period of 1995. Income from continuing operations for the first three quarters of 1996 was $7.9 million or $.20 per share, compared to $66.1 million, or $1.67 per share, for the comparable period of 1995.

         "As previously indicated, our third quarter results reflect ongoing operating losses at Viking Freight, the Company's emerging superregional carrier, and lower than planned volume growth at RPS, Caliber's small package carrier," said Daniel J. Sullivan, Chairman of the Board, President and Chief Executive Officer of Caliber. "We anticipate a profitable fourth quarter; although, as announced on July 1, we will finish the year with 1996 results significantly below those of 1995."

Viking's Third Quarter Results
- ------------------------------

         Revenue at Viking amounted to $227.9 million for the third quarter of 1996 representing a 19% increase over the third quarter of 1995. Viking's operating loss for the third quarter was $36.1 million as compared to a loss of $5.8 million in the same quarter last year. The increased third quarter 1996 loss is due to aggressive discounting within the industry, and a significant increase in expenses related to operating inefficiencies associated with the consolidation of the company's four regional carriers into the "new" Viking and the one-time costs that accrue to that reorganization. Higher fuel prices also negatively effected the quarter.

         "I have spent considerable time studying Viking's operations and believe the basic fundamentals of the business to be solid," Sullivan said. "The cost overruns this year are clearly unacceptable. We are challenging our operational and administrative expenses and have initiated a major study of our terminal and linehaul operations. In addition to the external forces of a very competitive industry, the situation at Viking is the result of several internal issues caused by significant tonnage growth during the process of consolidation and operations ability to respond on a national basis."

         "First, positive marketplace acceptance of the `new' Viking resulted in rapid volume growth, particularly in long haul lanes, but Viking's network was unable to absorb these business levels. Viking is now pursuing an aggressive revenue improvement strategy, eliminating unprofitable business which will allow the company to align tonnage levels with existing capacity, reduce cost and focus on the more profitable, primarily regional business. On a positive note, many accounts have accepted discount reductions and chosen to keep their business with Viking. Viking also announced a 5.9% rate increase, effective September 16, 1996."


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         "Second, operating problems have surfaced during the consolidation of the four regional carriers because of this growth beyond planned levels, generating additional costs for training new hires, purchased transportation, equipment rentals, overtime and generally lower than expected productivity. Viking's 1996 operating results also include substantial nonrecurring consolidation costs due to the integration of multiple information systems, re-identification of equipment, merging of administrative operating systems and the closing of three regional corporate headquarters. In response, Viking is focused on completing the consolidation as efficiently and as quickly as possible," commented Sullivan.

         The former Spartan and Coles operations are now resident on the Viking information system. The conversion of the former Central Freight Lines to the Viking system is in the second of four phases and will be completed by mid-October. The Coles' headquarters is closed and Spartan's will be shut down by year end. Overall staffing is being reduced and plans are being finalized for closing Central Freight's corporate office during the beginning of 1997.

         "I have personally walked many docks at our Viking terminals and spent substantial time in San Jose with the Viking team and can report problems are being quickly identified and solutions developed and implemented. Every aspect of the business, from marketing and pricing strategies to load plans and P&D route structures, is under careful review. Our people are very enthusiastic and believe that Viking can achieve operating efficiencies that will lead to significant future cost reductions," said Sullivan.

         "We are very pleased with the progress of transferring the original Viking culture to the new organization. Our employees are moving through the change process and I am impressed with the team spirit and high morale of our Viking people," said Sullivan. "Viking's well known reputation for providing the highest levels of service remains a key differentiator in the marketplace and I am convinced our Viking team will deliver that same quality from coast to coast," added Sullivan.

RPS Revenues Increase 4.4%
- --------------------------

         Revenues at RPS amounted to $304.3 million for the third quarter of 1996, representing a 4.4% increase over the third quarter of 1995. Operating income amounted to $25.6 million in the third quarter of 1996 compared to $37.3 million in the third quarter of 1995. Operating income increased slightly from the second quarter; however, a sluggish retail sector, aggressive pricing environment, and increased fixed costs due to our expansion efforts have resulted in a reduction in operating profits from 1995.

         "RPS is competing hard; the company is focused on customer service and product quality in its core market segments, while reducing costs in line with volume levels. Investment in non-critical programs and products is being reevaluated and reduced or eliminated if appropriate," noted Sullivan. "We are implementing a number of cost control measures - such as reevaluating the terminal network to decrease linehaul and P&D costs, and sharing linehaul power and facilities with other Caliber companies. A number of RPS headquarters positions have been eliminated commensurate with the reduction in workload," said Sullivan.

         "We are very pleased to see improving service levels in the fourth quarter, our busiest time of the year. The RPS operation is very smooth today. Additionally, we are extremely proud of RPS people for winning the American Trucking Associations' (ATA) 1996 President's Trophy for Safety Performance in the `Over 20 Million Miles' category. RPS is the first company to win this award with a team comprised totally of independent contractors," noted Sullivan.


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Roberts Express and Caliber Logistics Show Continued Strong Revenue Growth
- --------------------------------------------------------------------------

         Roberts Express, the Company's expedited carrier, continues to see strong revenue growth reporting a 17.5% increase over the third quarter last year. This increased revenue has been realized while maintaining excellent margins with third quarter operating income up 23.6% from 1995 levels. Caliber Logistics continues to demonstrate strong revenue improvement with a 53.1% increase in the third quarter, and is expected to meet profit objectives for 1996.

         Consolidated results were also positively effected by an overall reduction in pension expense due in part to our long-term rate of return on our pension assets.

         "I have recently met with three hundred Caliber customers. Their response to our service offerings and our vision for the future is extremely positive and very encouraging. Our customers believe our strategy is sound, our market positioning is correct and we are on the right track. Certainly, that confidence has helped us in achieving greater than 13% revenue growth over last year's same quarter," said Sullivan. "Caliber remains committed to growing our business profitably and delivering value to our customers and shareholders."

         Unaudited revenue and earnings for the third quarter of 1996, with comparable figures for 1995, are as follows:


                                                  Twelve Weeks Ended
                                                    (Third Quarter)
                                   ------------------------------------------
                                            Sept. 7, 1996       Sept. 9, 1995
                                   ----------------------     ---------------
                                   (dollars in thousands, except per share data)

Revenue                                     $ 627,226           $ 552,741
                                            =========           =========

Operating Income                            $     224           $  33,029
Other (Expense) Income, Net                    (2,965)              2,074
                                            ---------           ---------
Income (Loss) from Continuing
   Operations Before Income Taxes              (2,741)             35,103
Provision (Benefit) for Income Taxes             (771)             12,885
                                            ---------           ---------
Income (Loss) from Continuing Operations       (1,970)             22,218
Loss from Discontinued Operations                  --             (19,890)
                                            ---------           ---------
Net Income (Loss)                           $  (1,970)          $   2,328
                                            =========           =========
Earnings (Loss) Per Share:
   Continuing Operations                    $    (.05)          $    0.56
   Discontinued Operations                         --               (0.50)
                                            ---------           ---------
   Net Income (Loss)                        $    (.05)          $    0.06
                                            =========           =========
Average Shares Outstanding                     39,505              39,470



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Unaudited revenue and earnings for the first three quarters of 1996, with comparable figures for 1995, are as follows:



                                           Thirty-Six Weeks Ended
                                               (Three Quarters)
                                -------------------------------------------
                                        Sept. 7, 1996         Sept. 9, 1995
                                ---------------------      ----------------
                                (dollars in thousands, except per share data)

Revenue                                  $ 1,825,201       $ 1,646,989
                                         ===========       ===========

Operating Income                         $    19,819       $    98,240
Other (Expense) Income, Net                   (5,567)            6,232
                                         -----------       -----------
Income from Continuing
   Operations Before Income Taxes             14,252           104,472
Provision for Income Taxes                     6,381            38,367
                                         -----------       -----------
Income from Continuing Operations              7,871            66,105
Loss from Discontinued Operations                 --           (59,928)
                                         -----------       -----------
Net Income                               $     7,871       $     6,177
                                         ===========       ===========
Earnings (Loss) Per Share:
   Continuing Operations                 $      0.20       $      1.67
    Discontinued Operations                       --             (1.51)
                                         -----------       -----------
   Net Income                            $      0.20       $      0.16
                                         ===========       ===========
Average Shares Outstanding                    39,512            39,457





         Note : The Company operates on a 13 four-week period calendar with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

         The foregoing Release contains forward-looking statements that are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from current expectations due to a number of factors, including general economic conditions; competitive initiatives and pricing pressures; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by the Company's businesses; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; and the actual costs and effects of the continuing consolidation of the regional carriers.

         Caliber System, Inc. is a leading, value-added provider of transportation, logistics and related information services. Its operating units include RPS, a business-to-business small package carrier; Viking Freight, a superregional freight carrier; Caliber Logistics, a supplier of contract logistics services; Roberts Express, a critical-shipment carrier; and Caliber Technology, a provider of computer-based solutions for customers.

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